THE PRUDENTIAL SERIES FUND

(the Fund)

PSF Global Portfolio (formerly, Global Portfolio)

PSF PGIM 50/50 Balanced Portfolio (formerly, Conservative Balanced Portfolio)

PSF PGIM Flexible Managed Portfolio (formerly, Flexible Managed Portfolio)

PSF PGIM Government Money Market Portfolio (formerly, Government Money Market)

PSF PGIM High Yield Bond Portfolio (formerly, High Yield Bond Portfolio)

PSF PGIM Jennison Blend Portfolio (formerly, Equity Portfolio)

PSF PGIM Jennison Growth Portfolio (formerly, Jennison Portfolio)

PSF PGIM Jennison Value Portfolio (formerly, Value Portfolio)

PSF PGIM Laddered Allocation S&P 500 Buffer 12 Portfolio

PSF PGIM Laddered Allocation S&P 500 Buffer 20 Portfolio

PSF PGIM Total Return Bond Portfolio (formerly, Diversified Bond Portfolio)

PSF PGIM Ballast Portfolio

PSF Small-Cap Stock Index Portfolio (formerly, Small Capitalization Stock Portfolio)

PSF Stock Index Portfolio (formerly, Stock Index Portfolio)

AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3

The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.

CLASS CHARACTERISTICS

CLASS I SHARES:Class I shares are not subject to any sales charge or distribution and/or service fee at the Fund level (however, sales loads and other charges may be imposed at the Contract level). This Class will be offered to separate accounts of The Prudential Insurance Company of America and its affiliated insurers to fund the benefits under variable life insurance and variable annuity contracts. This Class will also be offered to separate accounts of unaffiliated insurance companies to fund the benefits under variable life insurance and variable annuity contracts and qualified pension and retirement plans as permitted by Treasury Regulations and Rulings.

CLASS II SHARES:Class II shares are not subject to an initial sales charge but are subject to a Rule 12b-1 fee of 0.25% per annum of the average daily net assets of the class payable to the Fund’s distributor and an administration fee of 0.15% per annum of the average daily net assets of the class payable to PGIM Investments LLC. This Class will be offered only to separate accounts of unaffiliated insurance companies to fund the benefits under variable life insurance and variable annuity contracts and qualified pension and retirement plans as permitted by Treasury Regulations and Rulings.

CLASS III SHARES:Class III shares are not subject to an initial sales charge but are subject to a Rule 12b-1 fee of 0.25% per annum of the average daily net assets of the class payable to the Fund’s distributor. This Class will be offered to separate accounts of The Prudential Insurance Company of America and its affiliated insurers to fund the benefits under variable life insurance and variable annuity contracts.

INCOME AND EXPENSE ALLOCATIONS

Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

DIVIDENDS AND DISTRIBUTIONS

Dividends and other distributions paid by the Fund to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 fees and other expenses borne exclusively by that class.

GENERAL

A.Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B.On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. PGIM Investments LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Trustees.

Dated:	February 27, 2001
Revised:	February 24, 2016
Revised:	August 16, 2017
Revised:	March 11, 2020
Revised:	June 11, 2025